Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
NexCen Brands, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-91369, 333-52220, 333-128062, 333-52222, 333-139078) on Form S-8 and (Nos. 333-137365, 333-142631, 353-149026) on Form S-3 of NexCen Brands, Inc. and subsidiaries (formerly Aether Holdings, Inc.) of our report dated March 20, 2008, except for Note 2, as to which the date is August 11, 2009, with respect to the consolidated balance sheets of NexCen Brands, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and our report dated March 20, 2008, except for the material weakness related to the management structure lacking sufficient clarity as to the roles and responsibilities of senior management, as to which the date is August 11, 2009, with respect to the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K/A of NexCen Brands, Inc.

Our report dated March 20, 2008, except for the material weakness related to the management structure lacking sufficient clarity as to the roles and responsibilities of senior management, as to which the date is August 11, 2009,  on the effectiveness of internal control over financial reporting as of December 31, 2007, expresses our opinion that NexCen Brands, Inc. did not maintain effective internal control over financial reporting as of December 31, 2007, because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that identifies material weaknesses related to the following: the Company did not maintain a sufficient number of accounting and financial reporting personnel; the Company’s personnel did not have an appropriate level of technical expertise in U.S. generally accepted accounting principles (US GAAP); the design and implementation of the Company’s controls over the completeness and accuracy of accrued liabilities were not effective as of December 31, 2007; the management structure lacked sufficient clarity as to the roles and responsibilities of senior management.

The Company acquired Bill Blass Holding, Co., Inc., MaggieMoo’s International, LLC, Marble Slab Creamery, Inc., the Waverly, Gramercy, and Village Brands, Pretzel Time Franchising, LLC and Pretzelmaker Franchising, LLC (“acquired entities”) during 2007, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, the acquired entities’ internal control over financial reporting associated with total assets of $203.7 million (of which $192.6 million represents goodwill and intangible assets included within the scope of the assessment) and total revenues of $26.0 million included in the consolidated financial statements of NexCen Brands, Inc. and subsidiaries as of and for the year ended December 31, 2007. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the acquired entities.

As discussed in Note 2 to the consolidated financial statements, the consolidated financial statements as of and for the year ended December 31, 2007, have been restated.

As discussed in Note 3 to the consolidated financial statements, the Company faces certain liquidity uncertainties that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

New York, New York
August 11, 2009